Exhibit 99.1

NEWS RELEASE

Sorrento Announces the Unexpected Death of its Chief Business Officer

SAN DIEGO, July 31, 2014 — Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento) today announced the death of Mr. Amar Singh, Chief Business Officer and Executive Vice President. Mr. Singh died suddenly and unexpectedly of apparent natural causes on July 30.

“Sorrento is deeply saddened and shocked by the loss of our dear friend and colleague. Our immediate thoughts go to Amar’s family and friends” said Henry Ji, Ph.D., Sorrento’s President and Chief Executive Officer.

Mr. Singh joined Sorrento in January 2014 from Synta Pharmaceuticals, where he served as SVP and Chief Business Officer since December 2010. Previously, Mr. Singh served as: Chief Operating Officer of Spectrum Pharmaceuticals, where he led the commercial and business development teams; VP and Chief Commercial Officer at Novacea responsible for securing partnerships; and Chief Commercial Officer at Abraxis where he led the launch of Abraxane®. Prior to Abraxis, Mr. Singh held multiple commercial leadership positions in the oncology franchise at Hoffman-La Roche for over 10 years. Mr. Singh holds an M.B.A. from the Stern School of Business at New York University and a B.A. from the University of North Carolina at Chapel Hill.

About Sorrento Therapeutics, Inc.

Sorrento is an oncology company developing new treatments for cancer and associated pain. Sorrento’s most advanced asset Cynviloq™, the next-generation paclitaxel, commenced its registrational trial in March 2014 and is being developed under the abbreviated 505(b)(2) regulatory pathway. Sorrento is also developing RTX, a non-opiate TRPV1 agonist currently in a Phase 1/2 study at the National Institutes of Health to treat terminal cancer patients suffering from intractable pain. The Company has made significant advances in developing human monoclonal antibodies, complemented by a comprehensive and fully integrated antibody drug conjugate (ADC) platform that includes proprietary conjugation chemistries, linkers, and toxic payloads. Sorrento’s strategy is to enable a multi-pronged approach to combating cancer with small molecules, mono- and bispecific therapeutic antibodies, and ADCs.

More information is available at www.sorrentotherapeutics.com.

SOURCE Sorrento Therapeutics, Inc.

Contact:

Mr. George Uy

Chief Commercial Officer

Sorrento Therapeutics

guy@sorrentotherapeutics.com

T: 858-210-3719